UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2023 (July 31, 2023)

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)

32301 Woodward Avenue Royal Oak, Michigan (Address of principal executive offices)	48073 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	ADC	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 4.25% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value	ADCPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agree Realty Corporation (the “Company”), as parent guarantor, and Agree Limited Partnership, as borrower (the “Borrower”), entered into that certain Term Loan Agreement, dated as of July 31, 2023 (the “Agreement”), with PNC Bank, National Association (“PNC Bank”), as Administrative Agent, and a syndicate of lenders named therein (collectively, the “Lenders”), and with certain indirect subsidiaries of the Borrower as guarantors. The Agreement provides for a $350 million unsecured delayed draw term loan facility (the “Loan”).

Pursuant to the Agreement, the Company and certain indirect subsidiaries of the Company guarantee to the Lenders all of the obligations of the Borrower and each other guarantor under the Agreement, any notes and the other loan documents, including any obligations under hedging arrangements. From time to time, the Borrower may be required to cause additional subsidiaries to become guarantors under the Agreement.

The Agreement provides $350 million unsecured borrowing capacity, which the Company borrowed concurrently with the closing of the Agreement. The Agreement matures on January 31, 2029. Subject to certain terms and conditions set forth in the Agreement, the Borrower may request additional loans, provided that after giving effect to such loans, the aggregate amount of the loans does not exceed $500 million. No amortization payments are required under the Agreement, and interest is payable in arrears, on the terms set forth in the Agreement, on the last business day of each fiscal quarter.

All borrowings under the Loan will bear interest at a rate per annum equal to, at the option of the Company, (i) Adjusted Daily Simple SOFR plus a margin that is based upon the Company’s credit rating, or (ii) the Base Rate (which is defined as the greatest of the rate of interest as publicly announced by the NYFRB plus 0.50%, the rate as publicly announced from time to time by PNC Bank as its prime rate and the Adjusted Daily Simple SOFR Rate, as defined in the Agreement, plus 1.00%) plus a margin that is based upon the Company’s credit rating. The margins for the Loan range in amount from 0.800% to 1.600% for SOFR-based loans and 0.00% to 0.600% for Base Rate loans, depending on the Company’s credit rating.

The Agreement contains certain (i) restrictive covenants, including, but not limited to, restrictions on the entry into burdensome agreements, the prohibition of the incurrence of indebtedness secured by liens, the ability to make certain payments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions, and (ii) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio, a maximum secured leverage ratio, and a maximum unencumbered leverage ratio. The Agreement also contains representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Agreement. The foregoing provisions are consistent with the covenants, representations and warranties and events of default under the Company’s revolving credit facility.

The foregoing summary is not an exhaustive description of the terms of the Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Agreement.

Several of the Lenders and their affiliates have provided, and they and other Lenders and their affiliates may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for the Company from time to time for which they have received, and may in the future receive, customary fees and expenses.

Item 2.02.	Results of Operations and Financial Condition.

On August 1, 2023, the Company issued a press release describing its results of operations for the second quarter ended June 30, 2023, and posted an updated investor presentation to its website. The press release is furnished as Exhibit 99.1 to this report. The investor presentation is furnished as Exhibit 99.2 to this report.

The information in Item 2.02 of this Form 8-K, including the exhibits referred to herein, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of such section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Term Loan Agreement, dated as of July 31, 2023, by and among Agree Realty Corporation, Agree Limited Partnership, PNC Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.
99.1	Press release, dated August 1, 2023, reporting the Company’s results of operations for the second quarter ended June 30, 2023.
99.2	August 2023 Investor Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Peter Coughenour
	Name:	Peter Coughenour
	Title:	Chief Financial Officer and Secretary

Date: August 1, 2023